Exhibit 99.1

FOR IMMEDIATE RELEASE

Sam Nunn Elected to Hess Corporation Board of Directors

NEW YORK, August 2, 2012 -- Hess Corporation (NYSE: HES) announced today the election of former U.S. Senator Sam Nunn to its Board of Directors.

Senator Nunn served with distinction as a United States Senator from Georgia for 24 years (1972-1996). He was chairman of the Senate Armed Services Committee and the Permanent Subcommittee on Investigations and also served on the Intelligence and Small Business Committees. He is retired from the law firm of King & Spalding.

Senator Nunn currently is co-chairman and chief executive officer of the Nuclear Threat Initiative (NTI), a charitable organization working to reduce the global threats from nuclear, biological and chemical weapons. In addition, he has continued his service in the public policy arena as a distinguished professor in the Sam Nunn School of International Affairs at Georgia Tech and as chairman of the board of the Center for Strategic and International Studies in Washington, D.C. He is also a board member of The Coca-Cola Company and General Electric Company.

Hess Corporation is a leading global independent energy company engaged in the exploration for and production of crude oil and natural gas, as well as in refining and in marketing refined petroleum products, natural gas and electricity.  More information on Hess Corporation is available at http://www.hess.com.

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